Jerry Kieliszak Senior Vice President and Chief Financial Officer (631) 845-2000	Michael Mason (for investors) Allen & Caron (212) 691-8087

CHYRON REPORTS STRONG YEAR OVER YEAR PROGRESS IN ITS
THIRD QUARTER 2007 RESULTS

MELVILLE, N.Y. - November 6, 2007 - Chyron Corporation (AMEX: CGS) announced that for its third quarter ended September 30, the Company generated net income of $0.9 million on revenues of $8.7 million. For the first nine months of 2007 the Company reported net income of $1.6 million on revenues of $23.0 million.

Third quarter revenues of $8.7 million were $2.3 million or thirty-six percent higher than the comparable prior year's quarter. Revenues of $23.0 million for the first nine months were $3.1 million or sixteen percent higher than the $19.9 million reported for the first nine months of 2006.

Third quarter net income of $0.9 million was four and a half times higher than the $0.2 million reported for the prior year's third quarter, and net income for the nine months of $1.6 million was $0.3 million or twenty three percent higher than the $1.3 million reported for the first nine months of the prior year. Diluted net income per share for the third quarter was $0.06 as compared to the $0.01 for the third quarter of 2006, and diluted net income per share for the nine months was $0.10 as compared to $0.09 for the prior year's nine month period.

Michael Wellesley-Wesley, Chyron President and CEO, commented, "This has been a significant quarter for Chyron. Revenues are now beginning to grow at an above trend rate and because of our control of costs both at the gross margin and operating level this top line growth is beginning to result in strong gains in operating profits. This provides a positive foundation to our recent listing on the American Stock Exchange. Other significant third quarter events included the signing of an agreement with NBC Universal to supply graphics systems, the first shipment of graphics systems to NBC Universal, strong sales growth in EAME with Sky Sports News adopting Chyron as single graphics supplier and the first major beta test for ChyTV.net within a family restaurant chain."

Operating expenses of $5.1 million for the third quarter were $0.7 million higher than the $4.4 million incurred in the third quarter of 2006, primarily due to $0.3 million of increased spending on product development, $0.1 million on international sales offices primarily due to the weakening of the US dollar in relation to the Pound Sterling and Euro, $0.1 million for additional sales, product support and customer support staff and related costs, and $0.2 million in other costs, primarily for the Special Meeting of Shareholders and reverse stock split of the Company's common stock and the application and listing fees related to the Company's listing on the American Stock Exchange during the quarter.

Operating expenses of $14.2 million for the nine months were $2.0 million higher than the prior year period primarily due to $0.8 million increased spending on product development, $0.4 million on international sales office operations primarily due to the weakening of the US dollar, $0.4 million for additional sales, product support and customer support staff and related costs, $0.3 million higher employee benefits costs, and $0.4 million in other costs, including $0.2 million for the Special Meeting of Shareholders, reverse stock split and Amex application and listing fees, offset by a $0.3 million gain earlier in 2007 from the satisfaction of a note receivable for an operation sold in a prior year that was previously written down to zero.

At September 30, 2007, the Company had cash of $5.0 million and working capital of $6.6 million. For the nine months ended September 30, cash of $3.3 million was provided by operating activities and $0.6 million was used by investing activities.

Webcast of Earnings Conference Call

A conference call to review these results will be held on Thursday, November 8, 2007, at

12:00 PM Eastern. Participants who wish to participate over the Internet may access the call at www.chyron.com or www.earnings.com. Web participants are encouraged to go to either website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. Participants who wish to participate using the telephone may go to www.theconferencingservice.com/prereg/key.process?key=P6AHU87AQ to pre-register. Pre-registering is not mandatory but is recommended as it will provide you immediate entry into the call and will facilitate the timely start of the conference. Pre-registration takes only a few moments and you may pre-register at any time, including up to and after the call start time. Upon pre-registering you will be provided with a confirmation with the dial-in telephone numbers, participant pass code and your unique PIN. Alternatively, if you would rather be placed into the call by an operator, please call, at least 15 minutes prior to the call start time, 888.713.4217 (US and Canada) or 617.213.4869 (International) and refer to pass code 87580290. The replay numbers are 888.286.8010 (US and Canada) or 617.801.6888 (International), and pass code is 67467758; the online archives will be available shortly after the conclusion of the call on both sites. Each replay will continue for seven days, through November 15.

Chyron Corporation

With unwavering clarity of vision, Chyron continues to define and dominate the world of broadcast graphics. Winner of numerous awards, including two Emmys, Chyron has proven itself as the undisputed leader in the industry. From the entry-level MicroX to the HD/SD-switchable HyperX2 with Lyric PRO, Chyron's exceptional product line brings unmatched, 2D and 3D graphics creation and performance to the most demanding studio and mobile operations. Rounding out Chyron's graphics offerings are still and clip servers, channel branding and telestration systems, graphic asset management and XMP integration solutions and the award-winning WAPSTR mobile phone newsgathering application. The ChyTV product line leverages Chyron's broadcast expertise with video graphics devices for microcasting and digital displays. Chyron holds a patent on technology that enables the integration of live television graphics data with a broad range of interactive media platforms and consumer electronics devices. With over 40 years of experience, Chyron has a unique history of service and support for its products that far exceeds that of most manufacturers. For more information about Chyron products and services, please visit the company websites at www.chyron.com and www.chytv.com (AMEX:CGS).

Forward-looking Statement

From time to time, including in this press release, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, changes in the industry, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company's business include, without limitation, the following: product concentration in a mature market, use and improvement of the Internet, new technologies that could render certain Chyron products to be obsolete, a highly competitive environment, competitors with significantly greater financial resources, new product introductions by competitors, seasonality, fluctuations in quarterly operating results, ability to maintain adequate levels of working capital, and expansion into new markets.

- Tables Follow -

CHYRON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Net sales	$ 8,741	$ 6,448	$23,025	$19,872
Gross profit	5,857	4,519	15,613	13,470
Operating expenses:
Selling, general and administrative	3,746	3,345	10,465	9,274
Research and development	1,328	1,075	3,732	2,921
Total operating expenses	5,074	4,420	14,197	12,195
Operating income	783	99	1,416	1,275
Interest and other income (expense), net	130	58	197	50
Income before taxes	913	157	1,613	1,325
Income taxes	13	0	38	0
Net income	$ 900	$ 157	$ 1,575	$ 1,325

Net income per common share:
Basic	$0.06	$0 .01	$0.10	$0.10
Diluted	0.06	0.01	0.10	0.09

Weighted average number of common and
common equivalent shares outstanding:
Basic	15,227	13,848	15,222	13,814
Diluted	16,041	14,858	15,985	14,574

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands)

	September 30,	December 31,
	2007	2006
Assets:
Cash and cash equivalents	$ 5,000	$ 2,362
Accounts receivable, net	4,544	4,130
Inventories, net	2,553	2,958
Other current assets	679	604
Total current assets	12,776	10,054
Non-current assets	2,704	2,449
Total assets	15,480	12,503

Liabilities and shareholders' equity:
Current liabilities	6,157	5,005
Non-current liabilities	1,906	2,029
Total liabilities	8,063	7,034

Shareholders' equity	7,417	5,469
Total liabilities and shareholders' equity	$15,480	$12,503